EXHIBIT 23.1






                 CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) of Ventas, Inc. for the registration of shares of its Common Stock in connection with the Ventas, Inc. 2000 Incentive Compensation Plan and Ventas, Inc. Individual Stock Option Agreements of our reports, (a) dated February 8, 2002, with respect to the consolidated financial statements of Ventas, Inc. included in its Current Report on Form 8-K dated June 19, 2002, and (b) dated March 21, 2002 with respect to the December 31, 2001 financial statement schedule of Ventas, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, both filed with the Securities and Exchange Commission.


                                            /s/ ERNST & YOUNG LLP



Louisville, Kentucky
July 26, 2002